                                                             Rule No. 424(b)(5)
                                                     Registration No. 333-41011
         PROSPECTUS SUPPLEMENT TO PROSPECTUS DATED NOVEMBER 25, 1997.

[LOGO OF CIGNA]
                                 $250,000,000

                               CIGNA Corporation

                       6 3/8% Notes due October 15, 2011

                                 ------------

  We will pay interest on the notes each April 15 and October 15 until maturity. The first interest payment will be made on April 15, 2002.

  We may redeem the notes at any time prior to maturity. There is no sinking fund for the notes.

  Our principal executive offices are located at One Liberty Place, 1650 Market Street, P.O. Box 7716, Philadelphia, Pennsylvania, 19192. Our telephone number is (215) 761-1000.

                                                         Underwriting
                                              Price to   Discounts and Proceeds to
                                             Public (1)   Commissions   CIGNA (1)
                                            ------------ ------------- ------------
Per Note...................................    99.39%        .65%         98.74%
Total...................................... $248,475,000  $1,625,000   $246,850,000

(1) Plus accrued interest, if any, from October 19, 2001. Proceeds to CIGNA are before estimated out-of-pocket expenses.

  Delivery of the notes in book-entry form only, will be made on or about October 19, 2001.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or prospectus to which it relates is truthful or complete. Any representation to the contrary is a criminal offense.

                          Credit Suisse First Boston

          The date of this prospectus supplement is October 16, 2001.

                               -----------------
                               TABLE OF CONTENTS
                               -----------------

                                     Page
                                     ----
Prospectus Supplement
Prospectus Supplement Summary.......  S-3
Forward-Looking Statements..........  S-4
Recent Developments.................  S-4
Use of Proceeds.....................  S-5
Capitalization......................  S-5
Ratio of Earnings to Fixed Changes..  S-5
Description of Notes................  S-6
Underwriting........................ S-10
Notice to Canadian Residents........ S-11
Legal Matters....................... S-12

                                     Page
                                     ----
Prospectus
Available Information..............    2
Incorporation of Certain Documents
 by Reference......................    2
The Company........................    3
Ratio of Earnings to Fixed Charges.    3
Use of Proceeds....................    3
Description of Debt Securities.....    3
Senior Debt Securities.............    7
Convertible Subordinated Debt
 Securities........................    9
Description of Preferred Stock.....   11
Description of Common Stock........   14
Plan of Distribution...............   15
Validity of Securities.............   15
Experts............................   15

                               ----------------

  You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

                         PROSPECTUS SUPPLEMENT SUMMARY

                                  The Company

  With shareholders' equity of $5.3 billion and assets of $91.5 billion as of June 30, 2001 and revenues of approximately $20.0 billion for the year ended December 31, 2000, CIGNA Corporation and its subsidiaries constitute one of the largest investor-owned employee benefits organizations in the United States. CIGNA's subsidiaries are major providers of employee benefits offered through the workplace, including health care products and services, group life, accident and disability insurance, retirement products and services, and investment management.

                     Summary of Certain Terms of the Notes

Notes Offered...............  $250,000,000 aggregate principal amount of 6 3/8%
                              notes due October 15, 2011.

Maturity Date...............  October 15, 2011.

Interest Rate...............  6 3/8% per year.

Interest Payment Dates......  April 15 and October 15 of each year, beginning
                              April 15, 2002.

Record Dates................  April 1 and October 1 of each year immediately preceding each interest payment date.

Redemption..................  The notes will be redeemable at our option at any time, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined), plus 25 basis points, plus, in each case, accrued and unpaid interest to the redemption date.

Ranking.....................  The notes are unsecured and rank equally with all of our other unsecured and unsubordinated indebtedness.

Use of Proceeds.............  We intend to use the net proceeds from the sale of the notes (approximately $246.7 million) for general corporate purposes.

Certain Covenants...........  The indenture governing the notes contains certain covenants that, among other things:

                              .  limit, to the extent set forth in the
                                 accompanying prospectus, our ability and that of our subsidiaries to grant liens under certain circumstances on stock of certain of our subsidiaries to secure debt; and

                              . allow us, to the extent set forth in the accompanying prospectus, to merge with another company if certain specified conditions are met, including conditions concerning the notes.

Form and Denominations......  The notes will initially be represented by global notes registered in the name of The Depository Trust Company, New York, New York (DTC). Notes will be issued in registered form only, without coupons, in denominations of $1,000 and whole multiples of $1,000.

Senior Trustee..............  HSBC Bank USA.

                          FORWARD-LOOKING STATEMENTS

  CIGNA and its representatives may from time to time make written and oral forward-looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995), including statements incorporated by reference in the accompanying prospectus from CIGNA's filings with the Securities and Exchange Commission. These statements may contain information about financial prospects, economic conditions, trends and known uncertainties. We caution you that actual results could differ materially from our expectations, depending on the outcome of certain factors. In some cases, we describe the uncertainties when making a forward-looking statement. Some factors that could cause our actual results to differ materially from the forward-looking statements include:

1. increases in medical costs that are higher than anticipated in establishing premium rates in CIGNA's health care operations, including increased use and costs of medical services;

2. increased medical, administrative, technology or other costs resulting from legislative, regulatory and litigation challenges to, and new regulatory requirements imposed on, CIGNA's health care business;

3. heightened competition, particularly price competition, which could reduce product margins and constrain growth in CIGNA's businesses;

4.  significant reductions in customer retention;

5. significant changes in interest rates;

6. significant and sustained stock market declines which could, among other things, trigger payments contingent on certain variable annuity account values;

7. significant deterioration in economic conditions, which could have an adverse effect on CIGNA's operations and investments; and

8. changes in federal income tax laws.

This list of important factors is not intended to be exhaustive. There may be other risk factors that would preclude us from realizing the predictions made in the forward-looking statements. While we may periodically update this discussion of risk factors, we do not undertake to update any forward-looking statement that may be made by us or on our behalf prior to our next required filing with the Securities and Exchange Commission.

                              RECENT DEVELOPMENTS

  On October 1, 2001, we announced that, based on current information, we expect losses from claims arising from the events of September 11 to be approximately $25 million after-tax, which will be reflected in results of operations for the quarter ending September 30, 2001.

                                USE OF PROCEEDS

  We will receive net proceeds from the sale of the notes of approximately $246,725,000 after deducting underwriting commissions and other estimated expenses of the offering. We intend to use the net proceeds from the sale of the notes for general corporate purposes.

                                CAPITALIZATION

  The following table shows our short-term debt and capitalization at June 30, 2001 and as adjusted to give effect to the issuance of the notes.

                                                              June 30, 2001
                                                           --------------------
                                                           Actual   As Adjusted
                                                           -------  -----------
                                                              (in millions)
Short-term debt........................................... $   161    $   161
                                                           =======    =======
Long-term debt............................................ $ 1,377    $ 1,627
                                                           =======    =======
Shareholders' equity
  Common stock............................................ $    68    $    68
  Additional paid-in capital.............................. $ 3,080    $ 3,080
  Net unrealized appreciation on investments.............. $   257    $   257
  Net translation of foreign currencies................... $   (24)   $   (24)
  Minimum pension liability adjustment.................... $   (76)   $   (76)
  Retained earnings....................................... $ 9,513    $ 9,513
  Treasury stock, at cost................................. $(7,537)   $(7,537)
                                                           -------    -------
    Total shareholders' equity............................ $ 5,281    $ 5,281
                                                           =======    =======
      Total capitalization................................ $ 6,658    $ 6,908
                                                           =======    =======
      Total short-term debt and capitalization............ $ 6,819    $ 7,069
                                                           =======    =======
    Ratio of total debt to total short-term debt and
     capitalization.......................................   22.55%     25.29%
                                                           =======    =======

                      RATIO OF EARNINGS TO FIXED CHARGES

  The ratio of earnings to fixed charges for each of the periods indicated is as follows:

                                            Six Months
                                            Ended June Year Ended December 31,
                                               30,     ------------------------
                                               2001    2000 1999 1998 1997 1996
                                            ---------- ---- ---- ---- ---- ----
Ratio of Earnings to Fixed Charges:
  Including interest credited to
   contractholders.........................     2.3     2.3 2.1   2.6 1.9  1.8
Supplemental Ratio:
  Excluding interest credited to
   contractholders.........................    10.2    11.5 8.5  10.8 6.6  7.5

  For purposes of computing these ratios, earnings consist of income from continuing operations before income taxes, fixed charges and minority interest, less income from equity investee. For the ratio of earnings to fixed charges, fixed charges consist of interest expense, an imputed interest component for rental expense, and interest credited to contractholders. Fixed charges for the supplemental ratio exclude interest credited to contractholders.

                             DESCRIPTION OF NOTES

  The notes will be "senior debt securities" as described in the accompanying prospectus. The following description of the particular terms of the notes supplements the description of the general terms and provisions of senior debt securities in the accompanying prospectus. It should be read together with the description of the senior debt securities in the accompanying prospectus and the terms of the notes in the senior indenture dated as of January 1, 1994 between us and Marine Midland Bank N.A. (now known as HSBC Bank USA), as trustee. A copy of the senior indenture is filed as an exhibit to the registration statement, which includes the accompanying prospectus.

  If any of the information set forth below is inconsistent with information in the accompanying prospectus, the information set forth below replaces the information in the accompanying prospectus. If we use a term that is not defined in this prospectus supplement, you should refer to the definition provided in the accompanying prospectus.

Title, Principal Amount, Maturity and Interest

  The notes are designated as our 6 3/8% notes due October 15, 2011. The notes will initially be limited to $250,000,000 aggregate principal amount and will mature on October 15, 2011. We may, without the consent of the holders of the notes, issue additional notes having the same ranking and same interest rate, maturity date, redemption terms and other terms as the notes. Any additional notes, together with the notes offered by this prospectus supplement, will constitute a single series of securities under the senior indenture. There is no limitation on the amount of other senior debt securities that we may issue under the senior indenture.

  The notes are redeemable prior to maturity as described under "Redemption" below.

  We will pay interest on the notes at the rate per annum set forth in their title from October 19, 2001 or from the most recent interest payment date on which we paid or provided for interest on the notes until their principal is paid.

  We will pay interest on the notes semi-annually on each April 15 and October
15. The first interest payment date will be April 15, 2002. The regular record dates for payments of interest are the April 1 or October 1 immediately preceding the applicable interest payment date. Each payment of interest will include interest accrued through the day before the interest payment date. Interest will be computed on the basis of a 360-day year of twelve 30-day months.

Form and Denomination

  The notes will be issued as a single series of senior debt securities under the senior indenture described in the accompanying prospectus. The notes will be issued in registered form only, in denominations of $1,000 and whole multiples of $1,000.

Ranking

  The notes are unsecured and will rank equally with all of our other unsecured and unsubordinated indebtedness.

Redemption

  At our option, we may redeem the notes in whole or in part at any time before their maturity date on not less than 30 or more than 60 days' notice by mail. If we redeem the notes before their maturity date, the redemption price will be equal to the greater of (i) 100% of the principal amount of the notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the notes to be redeemed (excluding the portion of any such interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Yield (as defined below), plus 25 basis points, plus, in each case, accrued and unpaid interest to the redemption date. For this purpose, the following terms have the following meanings:

  . "Treasury Yield" means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

  . "Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

  .  "Comparable Treasury Price" means, with respect to any redemption date,
     (i) the average of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) on the third business day preceding such redemption date, as set forth in the daily statistical release (or any successor release) published by the Federal Reserve Bank of New York and designated "Composite 3:30 Quotations for U.S. Government Securities" or (ii) if such release (or any successor release) is not published or does not contain such prices on such business day, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations for such redemption date, or (B) if the trustee under the senior indenture obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations.

  . "Independent Investment Banker" means Credit Suisse First Boston Corporation or its successor or, if such firm is unwilling or unable to select the Comparable Treasury Issue, one of the remaining Reference Treasury Dealers appointed by the trustee under the senior indenture after consultation with us.

  . "Reference Treasury Dealer" means (i) each of Credit Suisse First Boston Corporation and any other primary U.S. Government securities dealer in New York City (a Primary Treasury Dealer) designated by, and not affiliated with, Credit Suisse First Boston Corporation, provided, however, that if Credit Suisse First Boston Corporation or any of its designees shall cease to be a Primary Treasury Dealer, we will appoint another Primary Treasury Dealer as a substitute for such entity and (ii) any other Primary Treasury Dealer selected by the trustee under the senior indenture.

  . "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee under the senior indenture, of the bid and asked prices for the Comparable Treasury Issue (expressed, in each case, as a percentage of its principal amount) quoted in writing to the trustee under the senior indenture by such Reference Treasury Dealer at 5:00 p.m. on the third business day preceding such redemption date.

  . "business day" means any day that is not a Saturday or Sunday and that, in the City of New York, is not a day on which banking institutions are generally authorized or obligated by law to close.

  A notice of redemption may provide that it is subject to certain conditions that will be specified in the notice. If those conditions are not met, the redemption notice will be of no effect and we will not be obligated to redeem the notes.

  If we redeem less than all of the notes, we have been advised that it is DTC's practice to determine by lot the amount of the interest of each participant in the notes to be redeemed.

  The notes do not have the benefit of any sinking fund.

Book-Entry Procedures

  As described in the accompanying prospectus under the heading "Book-Entry Debt Securities," the notes will be represented by one or more fully registered global notes. Each such global note will be deposited with The Depository Trust Company ("DTC") in the name of Cede & Co. (DTC's partnership nominee). No global note may be transferred except as a whole by DTC to DTC's nominee or by DTC's nominee to DTC. This restriction does not apply if the notes have been exchanged in whole or in part for notes in definitive form.

  DTC has advised us as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code, and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds securities that its participants ("Direct Participants") deposit with DTC. DTC also facilitates the settlement among Direct Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Direct Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is owned by a number of its Direct Participants and by the New York Stock Exchange, Inc., the American Stock Exchange LLC, and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others such as securities brokers and dealers, banks, and trust companies that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly ("Indirect Participants"). The Rules applicable to DTC and its Direct and Indirect Participants are on file with the Securities and Exchange Commission.

  Purchases of the notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the notes on DTC's records. The ownership interest of each actual purchaser of each note ("Beneficial Owner") is in turn to be recorded on the Direct and Indirect Participants' records. Beneficial Owners will not receive written confirmation from DTC of their purchase, but Beneficial Owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in the notes, except in the event that use of the book-entry system for the notes is discontinued.

  To facilitate subsequent transfers, all notes deposited by Direct Participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the notes; DTC's records reflect only the identity of the Direct Participants to whose accounts such notes are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

  Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Redemption notices will be sent to DTC. If less than all of the notes are being redeemed, DTC's practice is to determine by lot the amount of the interest of each Direct Participant to be redeemed. Neither DTC nor Cede & Co. (nor such other DTC nominee) will consent or vote with respect to the notes. Under its usual procedures, DTC mails an Omnibus Proxy as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.'s consenting or voting rights to those Direct Participants to whose accounts the notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

  Redemption proceeds, principal and interest payments on the notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. We do not, nor do any of the Senior

Trustee, their agents or our agents, have any responsibility or liability for any aspect of the records relating to or payments made on account of Beneficial Owners or for supervising or reviewing those records. DTC's practice is to credit Direct Participants' accounts, upon DTC's receipt of funds and corresponding detail information from us or the Senior Trustee on the payable date in accordance with their respective holdings shown on DTC's records. Payments by Direct or Indirect Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such Participant and not of DTC, the Senior Trustee or CIGNA, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of CIGNA or the Senior Trustee, disbursement of such payments to Direct Participants shall be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners shall be the responsibility of Direct and Indirect Participants.

  If (x) DTC is at any time unwilling or unable to continue as depository or it ceases to be a clearing agency registered under the 1934 Act, (y) we execute and deliver to the Senior Trustee a company order to the effect that the global notes shall be transferable and exchangeable or (z) an Event of Default has occurred and is continuing with respect to the notes, the global notes will be transferable or exchangeable for notes in definitive form of like tenor in an equal aggregate principal amount. These definitive notes will be registered in a name or names as DTC will instruct the Senior Trustee. We expect that these instructions may be based upon directions received by DTC from Direct and Indirect Participants with respect to ownership of beneficial interests in the global notes.

Same-Day Settlement

  Settlement for the notes will be made by the underwriter in immediately available funds. The notes will trade in DTC's system until maturity. As a result, DTC will require secondary trading activity in the notes to be settled in immediately available funds.

Trustee, Registrar and Paying Agent

  HSBC Bank USA, 140 Broadway, New York, New York 10005, serves as trustee under the senior indenture (Senior Trustee) and has been appointed registrar and paying agent for the notes.

Certain Covenants

  The senior indenture contains certain covenants that, among other things:

  . limit, to the extent set forth in the accompanying prospectus, our ability and that of certain of our subsidiaries to grant liens under certain circumstances on stock of certain of our subsidiaries to secure our debt or debt of any of our subsidiaries

  . allow us, to the extent set forth in the accompanying prospectus, to merge with another company if certain specified conditions are met, including conditions concerning the notes.

  These covenants are described in the accompanying prospectus under the heading "Limitation on Liens" and "Consolidation, Merger and Sale of Assets."

Defeasance

  As described in the accompanying prospectus under the heading "Senior Debt Securities--Defeasance," the notes will be subject to legal defeasance and discharge and to defeasance of certain obligations and certain events of default.

Governing Law

  The senior indenture and the notes are governed by and will be construed in accordance with New York law.

                                 UNDERWRITING

  Under the terms and subject to the conditions contained in the pricing agreement dated October 16, 2001 (which together with the underwriting agreement dated January 3, 2001, incorporated by reference into the pricing agreement, we will refer to as the underwriting agreement), we have agreed to sell to Credit Suisse First Boston Corporation all of the notes.

  The underwriting agreement provides that the underwriter is obligated to purchase all of the notes if any are purchased.

  The underwriter proposes to offer the notes initially at the public offering price on the cover page of this prospectus supplement and to selling group members at that price less a selling concession of 0.40% of the principal amount per note. The underwriter and the selling group members may allow a discount of 0.25% of the principal amount per note on sales to other broker/dealers. After the initial public offering the underwriter may change the public offering price and concession and discount to broker/dealers.

  We estimate that our out of pocket expenses for this offering will be approximately $125,000.

  The notes are a new issue of securities with no established trading market. The underwriter intends to make a secondary market for the notes. However, it is not obligated to do so and may discontinue making a secondary market for the notes at any time without notice. No assurance can be given as to how liquid the trading market for the notes will be.

  We have agreed to indemnify the underwriter against liabilities under the Securities Act of 1933, or contribute to payments which the underwriter may be required to make in that respect.

  The underwriter and certain of its affiliates have from time to time provided investment banking, financial advisory, commercial banking and other services to us, for which they have received customary compensation, and they may continue to do so in the future.

  In connection with the offering, the underwriter may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act of 1934.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriter of notes in excess of the principal amount of notes the underwriter are obligated to purchase, which creates a syndicate short position.

  . Syndicate covering transactions involve purchases of the notes in the open market after the distribution has been completed in order to cover syndicate short positions. A short position is more likely to be created if the underwriter are concerned that there may be downward pressure on the price of the notes in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representative to reclaim a selling concession from a syndicate member when the notes originally sold by the syndicate member are purchased in a stabilizing transaction or a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of the notes or preventing or retarding a decline in the market price of the notes. As a result the price of the notes may be higher than the price that might otherwise exist in the open market. These transactions if commenced, may be discontinued at any time.

                         NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

  The distribution of the notes in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of notes are made. Any resale of the notes in Canada must be made under applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the notes.

Representations of Purchasers

  By purchasing the notes in Canada and accepting a purchase confirmation a purchaser is representing to us and the dealer from whom the purchase confirmation is received that

 . the purchaser is entitled under applicable provincial securities laws to purchase the notes without the benefit of a prospectus qualified under those securities laws,

 . where required by law, that the purchaser is purchasing as principal and not as agent, and

 .  the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

  The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

  All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Taxation and Eligibility for Investment

  Canadian purchasers of the notes should consult their own legal and tax advisors with respect to the tax consequences of an investment in the notes in their particular circumstances and about the eligibility of the notes for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

  The validity of the notes will be passed upon by Judith E. Soltz, Esq., Executive Vice President and General Counsel for CIGNA. Certain legal matters in connection with the notes will be passed upon for the underwriters by Davis Polk & Wardwell, New York, New York. As of September 30, 2001, Ms. Soltz was the beneficial owner of approximately 28,500 shares of our common stock and held options to acquire approximately 24,000 shares that are exercisable within 60 days.

                                [LOGO OF CIGNA]

                               CIGNA Corporation

                       Debt Securities, Preferred Stock
                               and Common Stock

                               ----------------

  CIGNA Corporation ("CIGNA" or the "Company") may from time to time offer, together or separately, its Debt Securities consisting of debentures, notes and/or other unsecured evidences of indebtedness; shares of its Preferred Stock; and shares of its Common Stock. The Debt Securities, Preferred Stock and Common Stock are collectively called the "Securities". The Securities offered may be issued in one or more series or issuances at an aggregate initial offering price not to exceed $1,000,000,000 (or its equivalent based on the applicable exchange rate at the time of sale in one or more foreign currencies, composite currencies or in amounts determined by reference to an index as shall be designated by the Company). The Debt Securities may be convertible subordinated Debt Securities which, unless previously redeemed or otherwise purchased or acquired, will be convertible at any time during the specified conversion period into shares of the Company's Common Stock, or may be senior Debt Securities which will not be convertible. The Debt Securities may be offered as separate series in amounts, at prices and on terms to be determined at the time of sale. Certain specific terms of the particular Securities in respect of which this Prospectus is being delivered are set forth in the accompanying Prospectus Supplement (the "Prospectus Supplement"), including, where applicable, in the case of Debt Securities, the title, aggregate principal amount, denominations (which may be in United States dollars or in any other currency, in composite currencies or in amounts determined by reference to an index), maturity, rate (which may be fixed or variable) and time of payment of any interest, any terms for redemption at the option of the Company or the holder, any terms for sinking fund payments, any terms for conversion or exchange into other securities, any listing on a securities exchange and the initial public offering price and any other terms, and in the case of Preferred Stock, the specific title, the aggregate amount, any dividend (including the method of calculating payment of dividends), liquidation, redemption, voting and other rights, any terms for any conversion or exchange into other securities, the initial public offering price and any other terms. The Company's Common Stock is listed on the New York, Pacific and Philadelphia Stock Exchanges under the trading symbol "CI". Any Common Stock sold pursuant to a Prospectus Supplement will be listed on such exchanges, subject to official notice of issuance.

  The Company may sell Securities to or through underwriters, directly to other purchasers or through agents. The Prospectus Supplement sets forth the names of any underwriters or agents involved in the sale of the Securities in respect of which this Prospectus is being delivered, the proposed amounts, if any, to be purchased by underwriters and the compensation, if any, of such underwriters or agents.

                               ----------------

 THESE  SECURITIES HAVE NOT  BEEN APPROVED OR  DISAPPROVED BY THE  SECURITIES
   AND EXCHANGE COMMISSION  OR ANY STATE SECURITIES COMMISSION  NOR HAS THE
     SECURITIES  AND   EXCHANGE  COMMISSION   OR  ANY   STATE  SECURITIES
       COMMISSION  PASSED  UPON  THE   ACCURACY  OR  ADEQUACY  OF   THIS
        PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.

                               ----------------

               The date of this Prospectus is November 25, 1997.

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and at its regional offices located at 500 West Madison Street, Chicago, Illinois 60661, and 7 World Trade Center, New York, New York 10048. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Commission also maintains an Internet web site at http://www.sec.gov that contains reports, proxy statements and other information. Such reports, proxy statements and other information can also be inspected at the offices of the New York Stock Exchange, Inc., the Pacific Stock Exchange, Inc., and the Philadelphia Stock Exchange, Inc.

  The Company has filed with the Commission a registration statement on Form S-3 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") under the Securities Act of 1933, as amended. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information, reference is hereby made to the Registration Statement.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents filed with the Commission in accordance with the provisions of the 1934 Act (File No. 1-8323) are incorporated by reference herein: (1) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996; (2) the Company's Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, June 30 and September 30, 1997; (3) the Company's Current Reports on Form 8-K dated February 11, February 28, March 5, March 31, April 30, July 30, August 4, October 1, and October 30, 1997; (4) the description of CIGNA's Common Stock contained in CIGNA's Registration Statement on Form 8-B dated March 22, 1982, as amended, including all amendments and reports for the purpose of updating such description; and (5) the description of Preferred Stock Purchase Rights contained in CIGNA's Registration Statement on Form 8-A dated July 23, 1997, as amended by any other amendments and reports filed for the purpose of updating such description. All reports subsequently filed by the Company pursuant to Section 13(a) or 13(c) of the 1934 Act, all definitive proxy or information statements subsequently filed by the Company pursuant to Section 14 of the 1934 Act and all reports subsequently filed pursuant to Section 15(d) of the 1934 Act prior to the termination of this offering will be deemed to be incorporated herein by reference and to be part hereof from the respective dates of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute part of this Prospectus. Such incorporation by reference will not be deemed to specifically incorporate by reference the information referred to in Item 402(a)(8) of Regulation S-K.

  The Company hereby undertakes to provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, on the request of such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents). Written or oral requests for such copies should be directed to CIGNA Corporation, Shareholder Services Department, Two Liberty Place, 1601 Chestnut Street, P.O. Box 7716, Philadelphia, Pennsylvania 19192-2378 (telephone (215) 761-3517).

                                  THE COMPANY

  With shareholders' equity of $8.0 billion and assets of $106.4 billion as of September 30, 1997 and revenues of $19 billion for the year ended December 31, 1996, CIGNA Corporation and its subsidiaries constitute one of the largest investor-owned insurance organizations in the United States and one of the principal United States companies in the financial services industry. Unless the context otherwise indicates, the term "the Company," when used herein, refers to one or more of CIGNA Corporation and its consolidated subsidiaries. Although CIGNA Corporation is not an insurance company, its subsidiaries are major providers of group life and health insurance, managed care products and services, retirement products and services and property and casualty insurance. The Company is one of the largest international insurance organizations based in the United States, measured by international revenues, and one of the largest investor-owned health maintenance organizations in the United States, based on the number of members. The Company's major insurance subsidiaries, Connecticut General Life Insurance Company ("CG Life") and Insurance Company of North America ("ICNA"), are among the oldest insurance companies in the United States, with ICNA tracing its origins to 1792 and CG Life to 1865. CIGNA Corporation was incorporated in the State of Delaware in 1981.

  The principal executive offices of the Company are located at One Liberty Place, 1650 Market Street, P.O. Box 7716, Philadelphia, Pennsylvania, 19192. Its telephone number is (215) 761-1000.

                       RATIO OF EARNINGS TO FIXED CHARGES

  The Company's ratio of earnings to fixed charges is incorporated by reference to Exhibit 12 to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and to Exhibit 12 to the Company's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1997, both incorporated by reference herein.

                                USE OF PROCEEDS

  Except as may otherwise be set forth in the Prospectus Supplement, the net proceeds from the sale of the Securities offered hereby will be added to the Company's general funds and used for general corporate purposes.

                         DESCRIPTION OF DEBT SECURITIES

  The following description of the terms of the Debt Securities sets forth certain general terms and provisions of the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities offered by any Prospectus Supplement (the "Offered Debt Securities"), including the nature of any variations from the following general provisions applicable to such Offered Debt Securities, will be described in the Prospectus Supplement relating to such Offered Debt Securities.

  The Debt Securities may be offered as Convertible Subordinated Debt Securities which, unless previously redeemed or otherwise purchased or acquired, will be convertible at any time during the specified conversion period into shares of the Company's Common Stock or as Senior Debt Securities which will not be convertible. The Senior Debt Securities are to be issued under an Indenture (the "Senior Indenture"), between the Company and Marine Midland Bank, N.A. (now known as Marine Midland Bank), as Trustee (the "Senior Trustee"), a copy of the form of which Senior Indenture is filed as an exhibit to the Registration Statement. The Convertible Subordinated Debt Securities are to be issued under an Indenture (the "Convertible Subordinated Indenture," each of the Senior Indenture and the Convertible Subordinated Indenture being herein referred to individually as an "Indenture" and collectively as the "Indentures") to be entered into by the Company and Marine Midland Bank, as Trustee (the "Convertible Subordinated Trustee," each of the Senior Trustee and the Convertible Subordinated Trustee being herein referred to individually as a "Trustee" and collectively as the "Trustees"), a copy of the form of which Convertible Subordinated Indenture is filed as an exhibit to the Registration Statement. The following summaries of certain provisions of the Indentures do not purport to be complete and are subject to, and are qualified in their entirety by reference to, all provisions of the applicable Indenture, including the definitions therein of certain terms. Wherever particular provisions or defined terms of the Indentures are referred to, such provisions or defined terms are incorporated herein by reference. Certain defined terms in the Indentures are capitalized herein. Unless specifically noted, the references below to provisions, defined terms or sections of the Indentures refer to both the Senior Indenture and the Convertible Subordinated Indenture.

General

  The Indentures do not limit the amount of debentures, notes or other evidences of indebtedness which may be issued thereunder (such securities issued under either Indenture being herein referred to as the "Debt Securities"). The Indentures provide that Debt Securities may be issued from time to time in one or more series. The Debt Securities will be unsecured obligations of the Company. The Senior Debt Securities will rank pari passu with one another and with all other unsecured and unsubordinated debt of the Company and will not be convertible. The Convertible Subordinated Debt Securities will rank pari passu with one another, will be subordinated to all Senior Indebtedness of the Company as described below under "Convertible Subordinated Debt Securities--Subordination" and will be convertible into the Common Stock of the Company as described below under "Convertible Subordinated Debt Securities--Conversion Rights."

  The Prospectus Supplement relating to the Offered Debt Securities will state whether the Offered Debt Securities are Senior Debt Securities or Convertible Subordinated Debt Securities and will describe the following terms, where applicable, of the Offered Debt Securities: (1) the title of the Offered Debt Securities; (2) any limit on the aggregate principal amount of the Offered Debt Securities; (3) the date or dates (or manner of determining the same) on which the principal of the Offered Debt Securities is payable; (4) the rate or rates (or manner of determining the same) at which the Offered Debt Securities will bear interest, if any, the date or dates from which such interest will accrue, the Interest Payment Dates on which such interest will be payable and the Regular Record Date for the interest payable on any Interest Payment Date;
(5) if other than as set forth in this Prospectus, the place or places where the principal of (and premium, if any) and interest on the Offered Debt Securities will be payable; (6) the period or periods within which, the price or prices at which, and the terms and conditions upon which the Offered Debt Securities may be redeemed in whole or in part at the option of the Company;
(7) the obligation, if any, of the Company to redeem or purchase the Offered Debt Securities pursuant to any sinking fund or analogous provisions or at the option of a Holder thereof, and the period or periods within which, the price or prices at which and the terms and conditions upon which the Offered Debt Securities will be redeemed or purchased, in whole or in part, pursuant to such obligation; (8) if other than denominations of $1,000 and any integral multiple thereof, the denominations in which the Offered Debt Securities will be issuable; (9) if other than the principal amount thereof, the portion of the principal amount of the Offered Debt Securities which will be payable upon declaration of acceleration of the Maturity thereof pursuant to Section 502;
(10) if other than the currency of the United States of America, the currency or currencies, including composite currencies, in which payment of the principal of (and premium, if any) and interest on the Offered Debt Securities will be payable; (11) if the amount of payments of principal of (and premium, if any) or interest on the Offered Debt Securities may be determined with reference to an index, the manner in which such amounts will be determined; and (12) any other terms of the Offered Debt Securities. Additionally, the Prospectus Supplement with respect to any Convertible Subordinated Offered Debt Securities will set forth the Initial Conversion Price, the Initial Conversion Date and the Final Conversion Date therefor and any other terms relating to the conversion thereof into Common Stock of the Company. The Prospectus Supplement with respect to any Senior Offered Debt Securities will describe the application, if any, of Section 403 or Section 1007 of the Senior Indenture thereto. (Section 301).

  Unless otherwise indicated in the Prospectus Supplement, the principal of and premium, if any, and interest, if any, on the Offered Debt Securities will be payable, transfers of the Offered Debt Securities will be registrable, and Convertible Subordinated Offered Debt Securities may be surrendered for conversion, at Marine Midland

Bank, 140 Broadway, New York, New York 10005, provided that at the option of the Company payment of interest may be made by check mailed to the address of the Person entitled thereto as it appears in the Security Register. (Sections 301, 305, 307 and 1002).

  In any case where the date on which the principal of and premium, if any, and interest, if any, on the Offered Debt Securities is payable, or which is the last day any Convertible Subordinated Offered Debt Securities may be converted, is not a Business Day at any Place of Payment for such Offered Debt Securities, or at any place where Convertible Subordinated Offered Debt Securities may be surrendered for conversion, then (notwithstanding any other provision of the applicable Indenture or of such Offered Debt Securities) payment of such principal, premium or interest, or conversion of such Convertible Subordinated Offered Debt Securities, need not be made at such Place of Payment, or place where Convertible Subordinated Offered Debt Securities may be surrendered for conversion, on such date, but may be made on the next succeeding Business Day at such Place of Payment, or place where Convertible Subordinated Offered Debt Securities may be surrendered for conversion, provided that no interest shall accrue for the period from and after the date on which such principal, premium or interest is payable. (Section 113).

  Unless otherwise indicated in the Prospectus Supplement, the Offered Debt Securities will be issued only in fully registered form without coupons in denominations of $1,000 or any integral multiple thereof. (Section 302). No service charge will be made for any registration of transfer or exchange of Offered Debt Securities, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. (Section 305).

  Debt Securities may be issued under the Indentures as Original Issue Discount Securities to be sold at a substantial discount below their principal amount. If such Securities are issued, the material federal income tax and other considerations applicable thereto will be described in the Prospectus Supplement relating to any Original Issue Discount Securities.

Events of Default

  The following are Events of Default under each Indenture with respect to Debt Securities of any series issued under such Indenture: (a) failure to pay principal of or premium, if any, on any Debt Security of that series when due;
(b) failure to pay any interest on any Debt Security of that series when due, continued for 30 days; (c) failure to deposit any sinking fund payment, when due, in respect of any Debt Security of that series; (d) failure to perform any other covenant of the Company in such Indenture (other than a covenant included in such Indenture solely for the benefit of series of Debt Securities other than that series), continued for 90 days after written notice as provided in such Indenture; (e) the acceleration, or failure to pay at maturity (including any applicable grace period), of any indebtedness for money borrowed by the Company exceeding $20,000,000 in principal amount, which acceleration or failure to pay is not rescinded or annulled or indebtedness paid within 15 days after the date on which written notice thereof shall have first been given to the Company as provided in such Indenture; (f) certain events in bankruptcy, insolvency or reorganization in respect of the Company; and (g) any other Event of Default provided with respect to Debt Securities of that series. (Section
501).

  If an Event of Default with respect to Debt Securities of any series at the time Outstanding occurs and is continuing, either the Trustee for such Debt Securities or the Holders of at least 25 percent in principal amount of the Outstanding Debt Securities of that series may declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities, such portion of the principal amount as may be specified in the terms of that series) of all the Debt Securities of that series to be due and payable immediately. At any time after a declaration of acceleration with respect to Debt Securities of any series has been made, but before a judgment or decree based on acceleration has been obtained, the Holders of a majority in principal amount of the Outstanding Debt Securities of that series may, under certain circumstances, rescind and annul such acceleration. (Section 502). For information as to waiver of defaults, see "Modification and Waiver."

  Neither Trustee will be under any obligation, subject to the duty of each Trustee during default to act with the required standard of care, to exercise any of its rights or powers under the Indenture to which such Trustee is a party at the request or direction of any of the Holders of Debt Securities issued under such Indenture, unless such Holders shall have offered to such Trustee reasonable security or indemnity. Subject to such provisions for indemnification of the applicable Trustee, the Holders of a majority in principal amount of the Outstanding Debt Securities of any series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to such Trustee, or exercising any trust or power conferred on such Trustee, with respect to the Debt Securities of that series.

  The Company will furnish to each Trustee annually a certificate as to compliance with all conditions and covenants under the Indenture to which such Trustee is a party.

Modification and Waiver

  Modifications and amendments of either Indenture may be made by the Company and the Trustee under such Indenture with the consent of the Holders of not less than 66 2/3 percent in principal amount of the Outstanding Debt Securities of each series issued under such Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the Holder of each Outstanding Debt Security issued under such Indenture affected thereby, (a) change the Stated Maturity of the principal of, or any installment of principal of or interest on, any Debt Security, (b) reduce the principal amount of, or the premium, if any, or the rate of interest on, any Debt Security, (c) reduce the amount of principal of an Original Issue Discount Security payable upon acceleration of the Maturity thereof, (d) change the place or currency of payment of principal of, or premium, if any, or the rate of interest on, any Debt Security, (e) impair the right to institute suit for the enforcement of any payment on or with respect to any Debt Security, (f) adversely affect the right to convert any Convertible Subordinated Debt Security or modify the provisions of the Convertible Subordinated Indenture with respect to the subordination of the Convertible Subordinated Debt Securities in a manner adverse to the Holders thereof, or (g) reduce the percentage in principal amount of Outstanding Debt Securities of any series, or the percentage of Holders the consent of which is required for modification or amendment of the Indenture for such Debt Securities or for waiver of compliance with certain provisions of such Indenture or for waiver of certain defaults. (Section 902).

  Each Indenture provides that the Holders of a majority in principal amount of the Outstanding Debt Securities of any series may, on behalf of the Holders of all Debt Securities of that series, waive any past default under such Indenture with respect to that series, except a default in the payment of the principal of or premium, if any, or interest on any Debt Security of that series or in respect of a provision which under such Indenture cannot be modified or amended without the consent of the Holder of each Outstanding Debt Security of that series affected. (Section 513).

  The Senior Indenture (but not the Convertible Subordinated Indenture) provides that the Holders of not less than a majority in principal amount of the Outstanding Senior Debt Securities of any series may, on behalf of the Holders of all Senior Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Company with certain restrictive provisions of the Senior Indenture. (Section 1009).

Consolidation, Merger and Sale of Assets

  The Company may, without the consent of any Holders of Outstanding Debt Securities, consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, any Person, and any other Person may consolidate or merge with or into, or transfer or lease its assets substantially as an entirety to, the Company, provided that (i) the Person (if other than the Company) formed by such consolidation or into which the Company is merged, or the Person, if other than a wholly-owned Subsidiary (except for directors' qualifying shares), which acquires or leases the assets of the Company substantially as an entirety is organized under the laws of any United States jurisdiction and assumes the Company's obligations on the Debt Securities and under each Indenture, and (in the case of the Convertible Subordinated Indenture) provides for conversion rights for the Convertible Subordinated Debt Securities, (ii) after giving effect to the transaction, no Event of Default, and no event related to such transaction which, after notice or lapse of time or both, would become an Event of Default, shall have happened and be continuing and (iii) certain other conditions are met. (Sections 801 and 802).

Concerning the Trustees

  The Company and certain of its subsidiaries, in the ordinary course of business, maintain general banking relations with Marine Midland Bank. Pursuant to the provisions of the Trust Indenture Act of 1939, upon a default under either the Senior Indenture or the Convertible Subordinated Indenture, Marine Midland Bank may be deemed to have a conflicting interest by virtue of its acting as both the Senior Trustee and the Convertible Subordinated Trustee requiring it to resign and be replaced by a successor trustee in one of such positions.

                            SENIOR DEBT SECURITIES

  The following provisions apply only to Senior Debt Securities and not to Convertible Subordinated Debt Securities.

Book-Entry Debt Securities

  The Senior Offered Debt Securities may be issued in the form of one or more Global Securities that will be deposited with a Depository or its nominee identified in the Prospectus Supplement relating to such Senior Offered Debt Securities. In such a case, one or more Global Securities will be issued in a denomination or aggregate denominations equal to the portion of the aggregate principal amount of Outstanding Debt Securities of the series to be represented by such Global Security or Securities. Unless and until it is exchanged in whole or in part for Debt Securities in definitive registered form, a Global Security may not be registered for transfer or exchange except as a whole by the Depository for such Global Security to a nominee of such Depository and except in the circumstances described in the Prospectus Supplement relating to such Senior Offered Debt Securities. (Sections 205 and
305).

  The specific terms of the depository arrangement with respect to any portion of a series of Senior Offered Debt Securities to be represented by a Global Security will be described in the Prospectus Supplement relating to such Senior Offered Debt Securities.

Limitation on Liens

  The Senior Indenture provides that the Company will not, and will not permit any Subsidiary, directly or indirectly, to create, issue, assume, incur or guarantee any indebtedness for money borrowed which is secured by a mortgage, pledge, lien, security interest or other encumbrance of any nature on any of the present or future common stock of a Designated Subsidiary (as defined below) (or any company, other than the Company, having direct or indirect control of any Designated Subsidiary) unless the Senior Debt Securities and, if the Company so elects, any other indebtedness of the Company ranking at least pari passu with the Senior Debt Securities, shall be secured equally and ratably with, or prior to, such other secured indebtedness for money borrowed so long as it is outstanding. (Section 1006).

  The Company does not believe that the covenant described above will have a material effect on the Company's or any Subsidiary's ability to conduct its operations. A similar covenant has appeared in other indentures and agreements relating to outstanding long-term indebtedness of the Company and guarantees by the Company of long-term indebtedness of Subsidiaries, and such covenant has not had a material effect on the operations of the Company or any Subsidiary. This covenant does not restrict the ability of the Company or any Subsidiary to mortgage, pledge or grant liens, security interests or other encumbrances of any nature on any property or assets other than the common stock of a Designated Subsidiary. The Company believes that this covenant may provide some benefit to Holders of Senior Debt Securities in the event the Company or any Subsidiary finds it necessary to obtain financing secured by the common stock of a Designated Subsidiary.

  The term "Designated Subsidiary" means each of CIGNA Property and Casualty Insurance Company, Connecticut General Life Insurance Company and Insurance Company of North America, so long as it remains a Subsidiary, or any Subsidiary which is a successor of such Designated Subsidiary. (Section 101).

Defeasance

  Defeasance and Discharge. The Senior Indenture provides, if such provision is made applicable to the Senior Debt Securities of any series pursuant to
Section 301 of the Senior Indenture, that the Company will be discharged from any and all obligations in respect of the Senior Debt Securities of such series (except for certain obligations to register the transfer or exchange of Senior Debt Securities of such series, to replace stolen, lost or mutilated Senior Debt Securities of such series, to maintain paying agencies and to hold monies for payment in trust) upon the deposit with the Senior Trustee, or another qualified corporate trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect of such U.S. Government Obligations in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the Senior Debt Securities of such series on the Stated Maturity of such payments and any mandatory sinking fund payments or analogous payments applicable to the Senior Debt Securities of such series on the day on which such payments are due and payable in accordance with the terms of the Senior Indenture and the Senior Debt Securities of such series. Such a trust may only be established if, among other things, (i) either (x) the Company has delivered to the Senior Trustee an Opinion of Counsel to the effect that since the date of the Senior Indenture there has been a change in the applicable federal income tax law, including a change in the official interpretation thereof, or (y) the Company has received from, or there has been published by, the Internal Revenue Service a ruling, in either case to the effect that Holders of the Senior Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, and (ii) the Company has delivered to the Senior Trustee an Opinion of Counsel to the effect that the Senior Debt Securities of such series, if then listed on the New York Stock Exchange, will not be delisted as a result of such deposit, defeasance and discharge. (Section 403).

  Defeasance of Certain Obligations and Certain Events of Default. The Senior Indenture provides that, if applicable, the Company may omit to comply with the restrictive covenants in Section 1005 ("Maintenance of Properties") or
Section 1006 ("Limitation on Liens on Common Stock of Designated Subsidiaries"), and Section 501(4) (described in Clause (d) under "Events of Default") with respect to Sections 1005 and 1006 and Section 501(5) (described in Clause (e) under "Events of Default") shall be deemed not to be an Event of Default under the Senior Indenture with respect to the Senior Debt Securities of any series, upon the deposit with the Senior Trustee, or another qualified corporate trustee, in trust, of money and/or U.S. Government Obligations which through the payment of interest and principal in respect of such U.S. Government Obligations in accordance with their terms will provide money in an amount sufficient to pay the principal of and premium, if any, and each installment of interest on the Senior Debt Securities of such series on the Stated Maturity of such payments and any mandatory sinking fund payments or analogous payments applicable to the Senior Debt Securities of such series on the day on which such payments are due and payable in accordance with the terms of the Senior Indenture and the Senior Debt Securities of such series. The obligations of the Company under the Senior Indenture and the Senior Debt Securities of such series other than with respect to the covenants referred to above and the Events of Default other than the Events of Default referred to above shall remain in full force and effect. Such a trust may only be established if, among other things, the Company has delivered to the Senior Trustee an Opinion of Counsel to the effect that (i) the Holders of the Senior Debt Securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of such deposit and defeasance of certain obligations and Events of Default and will be subject to federal income tax on the same amounts and in the same manner and at the same times, as would have been the case if such deposit and defeasance had not occurred, and (ii) the Senior Debt Securities of such series, if then listed on the New York Stock Exchange, will not be delisted as a result of such deposit and defeasance. (Section 1007).

  In the event the Company exercises its option to omit compliance with certain covenants of the Senior Indenture with respect to the Senior Debt Securities of any series as described above and the Senior Debt Securities of such series are declared due and payable because of the occurrence of any Event of Default other than an Event of Default described in Clause (d) or (e) under "Events of Default," the amount of money and U.S. Government Obligations on deposit with the Senior Trustee, or another qualified corporate trustee, will be sufficient to pay amounts due on the Senior Debt Securities of such series at the time of their Stated Maturity but may not be sufficient to pay amounts due on the Senior Debt Securities of such series at the time of the acceleration resulting from such Event of Default. However, the Company will remain liable for such payments. If the Company fails to pay such amounts as and when required by the terms of the Senior Indenture, the Senior Trustee may institute and prosecute a judicial proceeding for the collection of such amounts and may enforce any judgment or final decree obtained in such proceeding. (Section 503).

                    CONVERTIBLE SUBORDINATED DEBT SECURITIES

  The following provisions apply only to Convertible Subordinated Debt Securities and not to Senior Debt Securities.

Subordination

  The payment of the principal of and premium, if any, and interest on the Convertible Subordinated Debt Securities will, to the extent set forth in the Convertible Subordinated Indenture, be subordinated in right of payment to the prior payment in full of all Senior Indebtedness (as defined below). Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshalling of assets or any bankruptcy, insolvency or similar proceedings of the Company, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Convertible Subordinated Debt Securities will be entitled to receive any payment in respect of the principal of or premium, if any, or interest on the Convertible Subordinated Debt Securities. In the event of the acceleration of the maturity of any Convertible Subordinated Debt Securities, the holders of all Senior Indebtedness will first be entitled to receive payment in full of all amounts due or to become due thereon before the Holders of the Convertible Subordinated Debt Securities will be entitled to receive any payment upon the principal of or premium, if any, or interest on the Convertible Subordinated Debt Securities. No payments on account of principal, premium, if any, or interest in respect of the Convertible Subordinated Debt Securities may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness permitting the holders thereof to accelerate the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default. For purposes of the subordination provisions, the payment, issuance or delivery of cash, property or securities (other than stock, and certain subordinated securities, of the Company) upon conversion of a Convertible Subordinated Debt Security will be deemed to constitute payment on account of the principal of such Convertible Subordinated Debt Security. (Article Thirteen)

  By reason of such subordination, in the event of insolvency, creditors of the Company who are not holders of Senior Indebtedness or of the Convertible Subordinated Debt Securities may recover less, ratably, than holders of Senior Indebtedness, and may recover more, ratably, than the Holders of the Convertible Subordinated Debt Securities.

  "Senior Indebtedness" is defined to mean the principal of (and premium, if any) and interest on all indebtedness of the Company (including indebtedness of others guaranteed by the Company), other than the Convertible Subordinated Debt Securities, whether outstanding on the date of the Convertible Subordinated Indenture or thereafter created, incurred or assumed, which is: (i) for money borrowed, (ii) evidenced by a note or similar instrument given in connection with the acquisition of any businesses, properties or assets of any kind or (iii) obligations of the Company as lessee under leases required to be capitalized on the balance sheet of the lessee under generally accepted accounting principles or leases of property or assets made as part of any sale and lease-back transaction to which the Company is a party, including amendments, renewals, extensions, modifications and refundings of any such indebtedness or obligation, unless in any case in the instrument creating or evidencing any such indebtedness or obligation or pursuant to which the same is outstanding it is provided that such indebtedness or obligation is not superior in right of payment to the Convertible Subordinated Debt Securities.

  At September 30, 1997, Senior Indebtedness aggregated approximately $2 billion. The Company expects from time to time to incur additional indebtedness constituting Senior Indebtedness. The Convertible Subordinated Indenture does not prohibit or limit the incurrence of additional Senior Indebtedness.

Conversion Rights

  The Convertible Subordinated Debt Securities will be convertible into Common Stock of the Company prior to redemption during the time period specified in the Prospectus Supplement with respect thereto, initially at the Initial Conversion Price therefor specified in such Prospectus Supplement. The right to convert Convertible Subordinated Debt Securities subject to and called for redemption will terminate at the close of business on the Redemption Date and will be lost if not exercised prior to that time. (Section 1401)

  The conversion price will be subject to adjustment in certain events, including (i) dividends (and other distributions) payable in Common Stock on any class of capital stock of the Company, (ii) the issuance to all holders of Common Stock of rights or warrants entitling them to subscribe for or purchase Common Stock at less than the current market price (as defined), (iii) subdivisions, combinations and reclassifications of Common Stock, and (iv) distributions to all holders of Common Stock of evidences of indebtedness of the Company or assets (including securities, but excluding those dividends, rights, warrants and distributions referred to above and dividends and distributions paid in cash out of the retained earnings of the Company). In addition to the foregoing adjustments, the Company will be permitted to make such reductions in the conversion price as it considers to be advisable in order that any event treated for Federal income tax purposes as a dividend of stock or stock rights will not be taxable to the holders of the Common Stock. (Section 1404) In case of certain consolidations or mergers to which the Company is a party or the transfer of substantially all of the assets of the Company, each Convertible Subordinated Debt Security then outstanding would, without the consent of any Holders of such Convertible Subordinated Debt Security, become convertible only into the kind and amount of securities, cash and other property receivable upon the consolidation, merger or transfer by a holder of the number of shares of Common Stock into which such Convertible Subordinated Debt Security might have been converted immediately prior to such consolidation, merger or transfer (assuming such holder of Common Stock failed to exercise any rights of election and received per share the kind and amount received per share by a plurality of non-electing shares). (Section 1411)

  Fractional shares of Common Stock are not to be issued upon conversion, but, in lieu thereof, the Company will pay a cash adjustment based upon market price (as determined by the Board of Directors). (Section 1403) Convertible Subordinated Debt Securities surrendered for conversion during the period from the close of business on any Regular Record Date next preceding any Interest Payment Date to the opening of business on such Interest Payment Date (except Convertible Subordinated Debt Securities called for redemption on a Redemption Date within such period) must be accompanied by payment of an amount equal to the interest thereon which the registered Holder is to receive. If any Convertible Subordinated Debt Security is converted after any Regular Record Date and on or prior to the next succeeding Interest Payment Date (other than any Convertible Subordinated Debt Security whose Maturity is prior to such Interest Payment Date), interest whose Stated Maturity is on such Interest Payment Date shall be payable on such Interest Payment Date notwithstanding such conversion, and such interest (whether or not punctually paid or duly provided for) shall be paid to the Person in whose name that Convertible Subordinated Debt Security (or one or more Predecessor Securities) is registered at the close of business on such Regular Record Date. Except where Convertible Subordinated Debt Securities surrendered for conversion must be accompanied by payment as described above, no interest on converted Convertible Subordinated Debt Securities will be payable by the Company on any Interest Payment Date subsequent to the date of conversion. No other payment or adjustment for interest or dividends is to be made upon conversion. (Sections 307 and 1402)

  If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for Federal income tax purposes (e.g., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe for Common Stock) and, pursuant to the anti-dilution provisions of the Convertible Subordinated Indenture, the conversion price of the Convertible Subordinated Debt Securities is reduced, such reduction may be deemed to be the payment of a taxable dividend to holders of Convertible Subordinated Debt Securities.

                        DESCRIPTION OF PREFERRED STOCK

  The following is a description of certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The particular terms of any series of Preferred Stock will be described in the applicable Prospectus Supplement. If so indicated in a Prospectus Supplement, the terms of any such series may differ from the terms set forth below. Certain provisions applicable to the Preferred Stock are set forth below in "Description of Common Stock."

  The summary of terms of the Company's Preferred Stock contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Company's Restated Certificate of Incorporation and the certificate of designation relating to each series of the Preferred Stock (the "Certificate of Designation"), which will be filed as an exhibit to or incorporated by reference in the Registration Statement of which this Prospectus is a part at or prior to the time of issuance of such series of the Preferred Stock.

  The Company's Restated Certificate of Incorporation authorizes the issuance of 25,000,000 shares of preferred stock, par value $1.00 per share. No shares of preferred stock are outstanding as of the date of this Prospectus, but the Company has reserved for issuance 6,000,000 shares of its Junior Participating Preferred Stock, Series D, issuable pursuant to the Company's shareholder rights plan, a description of which has been incorporated by reference herein. The Company's Preferred Stock may be issued from time to time in one or more series, without shareholder approval, when authorized by the Board of Directors. Subject to limitations prescribed by law, the Board of Directors is authorized to determine the voting powers (if any), designation, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, for each series of preferred stock that may be issued, and to fix the number of shares of each such series. Thus, the Board of Directors, without shareholder approval, could authorize the issuance of preferred stock with voting, conversion and other rights that could adversely affect the voting power and other rights of holders of Common Stock or other series of preferred stock or that could have the effect of delaying, deferring or preventing a change in control of the Company. For example, the Company could issue a class or classes of preferred stock the provisions of which would not protect the holders thereof with respect to redemption premiums in the event of certain mergers or other changes of control or provide the holders thereof an opportunity to vote as a class with respect to certain changes of control.

  The Preferred Stock shall have the dividend, liquidation, redemption and voting rights set forth below unless otherwise described in a Prospectus Supplement relating to a particular series of the Preferred Stock. The applicable Prospectus Supplement will describe the following terms of the series of Preferred Stock in respect of which this Prospectus is being delivered: (1) the designations and stated value per share, if any, of such Preferred Stock and the number of shares offered; (2) the amount of liquidation preference per share; (3) the initial public offering price at which such Preferred Stock will be issued; (4) the dividend rate (or method of calculation), the dates on which dividends shall be payable and the dates from which dividends shall commence to cumulate, if any; (5) any redemption or sinking fund provisions; (6) any conversion or exchange rights; and (7) any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.

General

  The Preferred Stock offered hereby will be issued in one or more series. Shares of Preferred Stock, upon issuance against full payment of the purchase price therefor, will be fully paid and nonassessable. Neither the par value nor the liquidation preference is indicative of the price at which the Preferred Stock will actually trade on or after the date of issuance. The Prospectus Supplement will contain, if applicable, a description of certain United States Federal income tax consequences relating to the purchase and ownership of the series of Preferred Stock offered by such Prospectus Supplement.

Rank

  The Preferred Stock shall, with respect to dividend rights and rights upon liquidation, winding up and dissolution of the Company, rank prior to the Company's Common Stock and to all other classes and series of equity securities of the Company now or hereafter authorized, issued or outstanding (the Common Stock and such other classes and series of equity securities collectively may be referred to herein as the "Junior Stock"), other than any classes or series of equity securities of the Company ranking on a parity with (the "Parity Stock") or senior to (the "Senior Stock") the Preferred Stock as to dividend rights and rights upon liquidation, winding up or dissolution of the Company. The Preferred Stock shall be junior to all outstanding debt of the Company. The Preferred Stock shall be subject to creation of Senior Stock, Parity Stock and Junior Stock to the extent not expressly prohibited by the Company's Restated Certificate of Incorporation.

Dividends

  Holders of shares of Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds of the Company legally available for payment, cash dividends, payable at such dates and at such rates per share per annum as described in the applicable Prospectus Supplement. Such rate may be fixed or variable or both. Each declared dividend shall be payable to holders of record as they appear at the close of business on the stock books of the Company on such record dates, not more than 60 calendar days preceding the payment dates therefor, as are determined by the Board of Directors (each of such dates, a "Record Date").

  Such dividends may be cumulative or noncumulative, as described in the applicable Prospectus Supplement. If dividends on a series of Preferred Stock are noncumulative and if the Board of Directors fails to declare a dividend in respect of a dividend period with respect to such series, then holders of such Preferred Stock will have no right to receive a dividend in respect of such dividend period, and the Company will have no obligation to pay the dividend for such period, whether or not dividends are declared payable on any future dividend payment dates.

  No full dividends shall be declared or paid or set apart for payment on preferred stock of the Company of any series ranking, as to dividends, on a parity with or junior to the series of Preferred Stock offered by the applicable Prospectus Supplement for any period unless full dividends for the immediately preceding dividend period on such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment. When dividends are not so paid in full (or a sum sufficient for such full payment is not so set apart) upon such Preferred Stock and any other preferred stock of the Company ranking on a parity as to dividends with the Preferred Stock, dividends upon shares of such Preferred Stock and dividends on such other preferred stock shall be declared pro rata so that the amount of dividends declared per share on such Preferred Stock and such other preferred stock shall in all cases bear to each other the same ratio that accrued dividends for the then-current dividend period per share on the shares of such Preferred Stock (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such Preferred Stock are cumulative) and accrued dividends, including required or permitted accumulations, if any, on shares of such other preferred stock, bear to each other.

Convertibility

  The terms, if any, on which shares of Preferred Stock of any series may be exchanged for or converted (mandatorily or otherwise) into shares of Common Stock of the Company or another series of Preferred Stock or other securities of the Company will be set forth in the applicable Prospectus Supplement. See "Description of Common Stock."

Redemption

  The terms, if any, on which shares of Preferred Stock of any series may be redeemed will be set forth in the applicable Prospectus Supplement.

Liquidation

  In the event of a voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of a series of Preferred Stock will be entitled, subject to the rights of creditors, but before any distribution or payment to the holders of Common Stock or any other security ranking junior to the Preferred Stock on liquidation, dissolution or winding up of the Company, to receive an amount per share as set forth in the applicable Prospectus Supplement plus accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on such series of Preferred Stock are cumulative). If the amounts available for distribution with respect to the Preferred Stock and all other outstanding stock of the Company ranking on a parity with the Preferred Stock upon liquidation are not sufficient to satisfy the full liquidation rights of all the outstanding Preferred Stock and stock ranking on a parity therewith, then the holders of each series of such stock will share ratably in any such distribution of assets in proportion to the full respective preferential amount (which in the case of preferred stock may include accumulated dividends) to which they are entitled. After payment of the full amount of the liquidation preference, the holders of shares of Preferred Stock will not be entitled to any further participation in any distribution of assets by the Company.

Voting

  The Preferred Stock of a series will not be entitled to vote, except as described below or in the applicable Prospectus Supplement and as required by applicable law. Without the affirmative vote of a majority of the shares of Preferred Stock then outstanding (voting separately as a class together with any Parity Stock), the Company may not (i) increase or decrease the aggregate number of authorized shares of such class, (ii) increase or decrease the par value of the shares of such class, or (iii) alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely.

No Other Rights

  The shares of a series of Preferred Stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as set forth above or in the applicable Prospectus Supplement, the Certificate of Incorporation and in the applicable Certificate of Designation or as otherwise required by law.

Transfer Agent and Registrar

  The transfer agent for each series of Preferred Stock will be described in the related Prospectus Supplement.

                          DESCRIPTION OF COMMON STOCK

  The Company is authorized to issue 200,000,000 shares of Common Stock, par value $1.00 per share, of which 73,546,632 shares were issued and outstanding at October 31, 1997. The Common Stock is listed on the New York, Pacific and Philadelphia Stock Exchanges. The Company will use its best efforts to list on the New York Stock Exchange any Common Stock to be offered by the Prospectus Supplement attached hereto.

  Holders of Common Stock are entitled to receive such dividends as the Board of Directors of the Company may from time to time declare. Payment of dividends on the Common Stock will at all times be subject to, among other things, prior satisfaction of dividend and sinking fund requirements, if any, of any series of preferred stock that may then be outstanding, and the availability of funds to the Company, which in turn may be subject to fixed payment obligations which the Company may incur in the future, and the ability of the Company's insurance subsidiaries to declare and pay dividends under applicable insurance regulatory requirements. No shares of preferred stock are outstanding as of the date of this Prospectus.

  The Company's Board of Directors is divided into three classes, each elected for a term of three years. Directors may be removed only for cause. Holders of Common Stock have one vote per share and have no cumulative voting rights. Subject to the rights of creditors and the liquidation preferences of holders of preferred stock, the holders of Common Stock are entitled to share ratably in the remaining assets of the Company in the event of its voluntary or involuntary liquidation or dissolution. Holders of Common Stock have no preemptive rights. All shares of Common Stock presently outstanding are, and all such shares to be offered by the Prospectus Supplement attached hereto will be, fully paid and nonassessable.

  Under the Company's shareholder rights plan, a Preferred Stock Purchase Right (a "Right") attaches to each outstanding share of Common Stock. The Rights trade with the Common Stock until the Rights become exercisable. They are exercisable only if a party acquires, or announces a tender offer to acquire, 10% or more of the outstanding Common Stock, unless CIGNA's Board of Directors approves the transaction. Each Right entitles the shareholder to buy, for a $780 exercise price, 1/100 of a share of Junior Participating Preferred Stock, Series D, having dividend and voting rights approximately equal to one share of Common Stock. Upon the acquisition of 10% or more of the outstanding Common Stock by an acquirer, all Rights holders except the acquirer may, except under certain circumstances, purchase shares of Common Stock worth twice the exercise price. If, after the acquisition of 10% or more of the outstanding Common Stock, the Company is acquired in a merger or other business combination transaction, Rights holders may purchase the acquirer's shares at a similar discount. The Company may redeem the Rights for one cent each at any time before an acquirer acquires 10% of its outstanding Common Stock, and thereafter under certain circumstances.

  Certain mergers and other business combinations must be approved by holders of at least 80 percent of the outstanding Common Stock and any preferred stock entitled to vote generally, voting together as a single class, except where the transaction is approved by a majority of the Company's Board of Directors, or certain minimum price criteria and procedural conditions are met as specified in the Company's Restated Certificate of Incorporation. A similar 80 percent vote of the outstanding Common Stock and any preferred stock entitled to vote generally, voting together as a single class, is required for the Company's shareholders to amend, repeal or adopt any charter provision inconsistent with such provisions or to adopt, amend or repeal the Company's by-laws. Such provisions could inhibit a change of control in situations that the Board of Directors determines are not adequate or in the best interests of shareholders, or that do not meet specified fair price criteria and procedural conditions. In some circumstances, some or all shareholders could be denied the opportunity to realize a premium over the then-prevailing market price for the shares.

  The Transfer Agent and Registrar for the Common Stock is First Chicago Trust Company of New York.

                             PLAN OF DISTRIBUTION

  General. The Company may sell Securities to or through underwriters or agents, directly to other purchasers, to both investors and dealers through a specific bidding or auction process or otherwise, or through a combination of any such methods of sale. If a bidding or auction process is used, it will be described in the Prospectus Supplement.

  The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices.

  In connection with the sale of Securities, underwriters may receive compensation from the Company or from purchasers of Securities for whom they may act as agents in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters, and any discounts or commissions received by them from the Company and any profit on the resale of Securities by them may be deemed to be underwriting discounts and commissions under the Securities Act of 1933, as amended (the "Act"). Any such underwriter or agent will be identified, and any such compensation received from the Company will be described, in the Prospectus Supplement.

  Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under the Act.

  Delayed Delivery Arrangements. If so indicated in the Prospectus Supplement, the Company will authorize underwriters or other persons acting as the Company's agents to solicit offers by certain institutions to purchase Securities from the Company pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

                            VALIDITY OF SECURITIES

  Unless otherwise indicated in a Prospectus Supplement, the validity of the Securities offered hereby will be passed upon for the Company by Thomas J. Wagner, Executive Vice President and General Counsel of CIGNA Corporation, and for the underwriters or agents by Sullivan & Cromwell, 125 Broad Street, New York, New York 10004. As of November 21, 1997, Mr. Wagner was the beneficial owner of 35,948 shares of Common Stock and held options to acquire 20,802 shares, which are exercisable within 60 days.

                                    EXPERTS

  The consolidated financial statements and financial statement schedules of CIGNA Corporation as of December 31, 1996 and 1995 and for each of the three years in the period ended December 31, 1996 incorporated herein by reference to the Annual Report on Form 10-K of the Company for the year ended December 31, 1996 have been so incorporated in reliance on the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

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